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Dear Shareholders, 2024 was a terrific year for Instacart. By making our service better and more valuable for our customers and enhancing our technologies for retailers and brands, we strengthened our leadership position in online grocery. We ended the year with Q4 orders and GTV growth at 11% and 10% year-over-year, respectively, and continued to have the leading share of sales by far in both small and big baskets amongst digital-first players. Combined with our strong operating fundamentals, this helped us significantly expand profitability year-over-year, all while investing in new growth initiatives like Restaurants and Caper Carts, which have the ability to further compound our growth for many years to come. A year ago, I said, “While other players work on problems we solved five years ago, we are busy inventing the technologies that will transform the grocery industry over the next five years.” This remains especially true today. Because we solved many of the critical things you need to succeed in grocery — like big baskets, order density, and high found and fill rates — we can innovate in ways that our competitors simply can’t. This is exactly why we’re aggressively reinvesting in a variety of growth initiatives that continue to position Instacart and our partners at the forefront of the most transformative industry trends. While some of these initiatives may take time to come to fruition, I’m incredibly bullish on our category leadership position, and we remain focused on breaking down the barriers that have kept online grocery from expanding more rapidly to date. Consumer expectations are rising. Consumers today want it all. They don’t want to trade off between selection, price, speed, or quality. With our scale, deep retailer relationships, and more than 12 years of operating data, we can serve customers across these dimensions better than anyone. We continue to innovate to put even more distance between us and other marketplaces. Recently, we lowered our minimum basket size for $0 delivery fees from $35 to $10 for Instacart+ members, which makes it even easier for members to turn to our service when they just need an item or two. This is the lowest minimum in the industry, and we’re able to offer this because of our cost-to-serve efficiencies, like often having multiple orders at the same store, at the same time. Early data shows it can help increase order frequency, drive incremental GTV, and further strengthen Instacart+ adoption. We’ve also continued to improve our best-in-class found and fill rates year-over-year for 10 quarters in a row. Even with truly exceptional quality today, we're still raising the bar through new technologies. Nearly 10% of Instacart orders now come from stores with our Carrot Tags software, further improving found rates and shopper efficiency by lighting up electronic shelf labels. Soon, we’ll begin testing a new solution to source out-of-stock items from another location, which we can do economically because of our dense shopper network. In fact, over 50% of our orders are accepted by shoppers who are already at or within a mile of the store. So, when it makes sense, we can have another shopper confirm in real time whether a product is available elsewhere and then complete the customer’s order. 1

Retailers face a complex technology landscape. Online grocery is outpacing in-store grocery growth by more than 3X, making this a pivotal moment for grocers to compete digitally. With high fixed costs and low operating margins, winning a point of share can drive incremental profit dollars and margin expansion for grocers, while losing a point of share can mean double-digit percentage losses in profits. But the vast majority of grocers don’t have the technology, time, or resources to adapt alone — they need an ally. This is a huge advantage for us. Because we partner with over 1,800 retail banners on our marketplace and power the enterprise storefronts for approximately 600 retail banners, we can invest and innovate more than retailers could on their own. We can also make integration more seamless than other technology providers. This played out in 2024 as we launched over 30 net-new retailer sites, compared to less than half that the year before. We also upgraded dozens of retailers to our latest Storefront Pro technology, giving them access to more features, customizations, and tools, which has helped the majority of these retailers increase sales by double-digit percentage points or more compared to before the upgrade. Similarly, we’re seeing strong adoption of Carrot Ads, which helps retailers build a retail media network on their own properties. Even when we don't power a retailer's whole site, we're winning more of these ads partnerships because of our ML-powered ad technology, breadth of creative formats, and innovative measurement tools, as well as the demand we have from over 7,000 active brands. In Q4, we launched Carrot Ads with Thrive Market, and performance has already exceeded their expectations. More recent Carrot Ads wins include signing an agreement with Hy-Vee RedMedia, enabling Instacart's advertisers to reach customers on Hy-Vee.com, as well as the expansion of our partnership with Schnucks to include our full suite of ad formats, which helped increase their retail media revenue powered by Instacart by 7X. The future is clearly omnichannel. In addition to winning online, there’s a massive opportunity to crack omnichannel because we know the future of grocery won’t be about choosing between shopping online and in-store — most of us are going to do both. And research shows that omnichannel customers are more valuable, with higher purchasing power and more annual shopping trips than brick-and-mortar-only customers. Our deep integrations with retailers position us well to win in omnichannel. More of our retail partners are adopting our connected store solutions like AI-powered Caper Carts, electronic shelf label software Carrot Tags, and catering management system FoodStorm, which are all showing signs of strong product-market fit. For example, major retailers are seeing double-digit percentage increases in basket sizes with Caper Carts, and users frequently cite savings, from offers like exclusive coupons, as a top benefit. We’ve also started piloting location-aware display ads on Caper Carts and are seeing engagement rates similar to our online ad formats. These are great early indicators of Caper’s ability to enhance the economics for retailers who adopt our carts while helping brands interact with customers in the aisles. 2

We also see opportunities for our in-store technologies to drive growth and efficiencies elsewhere in our business. We recently began testing online delivery offers for customers checking out on a Caper Cart as a way to attract brand new Instacart users. Caper Cart orders provide us with more data points on customer preferences and real-time inventory insights, which makes our online service better, too. Brands want a one-stop shop ad platform. The game is also changing for CPGs. Brands are increasingly turning to retail media because it’s highly measurable and helps them compete in the part of the market that is growing the fastest. But, retail media has become highly fragmented and it’s unsustainable for brands to manage campaigns across so many separate channels. This is where Instacart’s ad platform comes in. Our scale makes us a much-needed, one-stop shop for brands to reach high-intent audiences across many relevant touchpoints, including our leading marketplace and over 220 retailer sites. Leveraging our first-party data, brands can also more effectively reach customers on platforms like Google, Meta, and The Trade Desk, and drive a closed-loop purchase cycle when customers buy on Instacart. Plus, with Caper Carts, we’re paving the way for brands to reach offline audiences based on where they are in the store, what’s in their cart, and more. Performance is just as important as scale. This is why we’re constantly tuning our AI and ML models to enhance search relevance and contextual recommendations, in addition to new types of targeting, measurement, and optimized bidding tools on our platform. Together, this helps us drive the highest return on ad spend and click-through rate among the largest multi-retailer platforms, based on third-party data, and on average more than 15% sales lift for advertisers. By delivering these results for brands both big and small, we’re successfully diversifying our platform and further cementing Instacart as one of the top five retail media networks CPGs need to partner with. Rich data is even more important with the rise of AI. Over the past 12 years, we’ve built one of the most unique and powerful data sets in the industry. From understanding what’s on the shelf, to how consumers shop and what they prefer, our data is a massive advantage — and it’s becoming even more impactful as AI evolves. Our edge begins with the breadth and depth of our product catalog, encompassing more than 2 billion product instances across our vast network of retailers. We refine this into 17 million unique items, and layer on detailed product insights, like nutrition facts, which can help with personalization, such as addressing dietary needs. We’re also developing a real-time view of store shelves, powered by over 10 million data points collected daily by Instacart shoppers. This work is already enhancing key features like inventory tracking and substitutions, making them faster and even more precise. Soon, we’ll begin testing advanced store-shelf scanning using AI to analyze videos from shoppers, and in the future, from our Caper Carts as they move through the aisles. 3

Our consumer insights are also invaluable. With over 1 billion lifetime orders and over 1.3 billion items purchased in Q4, we provide real actionable data based on actual behavior in our app — not proxies or panels. For example, in 2024, we successfully completed approximately 300 million replacements with a satisfaction rate exceeding 95%, highlighting how we can help brands better understand consumer preferences and their competitive landscape. Taken together, our unique combination of product, inventory, and consumer data will allow us to extend our lead by strengthening our platform and powering new experiences for our partners. Conclusion I’m proud of what our team accomplished in 2024 and even more excited about the path we’re forging for 2025 and beyond. By harnessing our critical advantages and strong operating fundamentals, we’ve proven our ability to deliver positive economics, which gives us the confidence to lean into growth investments and extend our advantages at a critical time. The opportunity ahead of us is enormous — and we’re focused on deepening our engagement with as many new, existing, and returning customers as possible to further accelerate online grocery adoption. I’m confident in our ability to execute and generate more shareholder value over time. Fidji Simo Chief Executive Officer 4

Additional Business Updates Consumers We’re constantly investing in ways to make our service more personalized and interactive, while also helping customers find more ways to save on Instacart. ● Expanded Family Accounts to the retailer owned and operated white-label e-commerce sites we power. On average, Family Accounts have larger basket sizes as customers find it more convenient to shop together. ● Continued Restaurants momentum, with strong customer engagement — especially with Instacart+ members — and larger order values on average than other platforms. On average, customers using Restaurants order groceries more frequently and spend more on grocery orders than they did prior. And this positive flywheel to grocery is strengthening. ● Continued to make Instacart more affordable: ○ Schnucks and Heritage Grocers Group moved to same-as-in-store pricing on our marketplace. ○ Enabled membership linking with Restaurant Depot and launched native loyalty sign-up with Petco, enabling customers to join their loyalty program directly from the Instacart App. ○ Partnered with retailers on “Deal Week,” featuring seven days of discounts from retailers like Best Buy, Kiehl's, Petco, and more, making holiday gifting even easier. ● Further improved order quality by upgrading our ML-powered item replacement model. Training on 10X more data and using large language models for richer signals led to higher customer retention by improving replacement satisfaction. ● Collaborated with OpenAI on an early research preview of its AI agent, Operator. The agent can do computer tasks for a user, such as ordering groceries from Instacart, bringing more convenience to customers. ● Introduced a SNAP Eligibility Screener that allows users to anonymously check whether they may be eligible for SNAP benefits and find the most relevant state resources for enrollment. ● Supported Los Angeles communities affected by fires by leveraging our Community Carts technology to hold a virtual food and essentials drive for local YMCAs and Food Banks, and a virtual school supplies drive for impacted local schools. Delivered more than 60,000 items totaling more than $600,000 in donations. Retailers We’re continuing to deepen our integrations with retail partners on Instacart Marketplace and extend our enterprise and omnichannel technology and tools. ● Welcomed new retailers to our marketplace, including the nation’s largest beauty retailer, Ulta Beauty, with over 1,400 locations nationwide. ● Launched "Express Delivery," our fastest priority delivery option, on Kroger.com, which is powered by our e-commerce fulfillment technology and service. ● Further expanded our leading selection in Canada. In addition to being the only marketplace offering all of the top five Canadian grocers, we added discount grocer Maxi in Quebec, Pattison Food Group, the largest retail conglomerate in Canada, and Pet Valu. ● Upgraded Hornbacher’s, Sprouts, and several retail banners for Rosauers and PAQ, Inc. to Storefront Pro, our premier white-label e-commerce experience, to expand their e-commerce presence. ● Continued momentum with Caper Carts, including: 5

○ Signed agreements with Heritage Grocers Group and Weis Markets. Deployed carts at Coles (Australia), Davis Food & Drug, Geisslers, Queen’s Price Chopper, Soelberg’s, and Wakefern. ○ Partnered with point-of-sale providers DUMAC and TRUNO, unlocking new opportunities to launch Caper Carts to their over 13,000 independent grocery and convenience stores. ○ Announced that Caper Carts are equipped with NVIDIA Jetson Orin modules GPUs, unlocking high-performance, low-power, Edge AI right on the cart. As a result, Caper Carts can better recognize items in real-time with lower latency, leading to a more reliable customer experience. ● Continued momentum with other in-store technologies, including: ○ Launched FoodStorm with new partners Coborn’s, Eataly Canada, Giant Eagle, and Price Chopper. ○ Introduced Carrot Tags’ pick-to-light capability at Houchen’s Group, Maurer’s Market, and Zazzera's, and completed our rollout across all eligible Hy-Vee stores. Brands We’re continuing to find new ways to partner with over 7,000 active brand partners to drive incremental growth and connect them with high-intent customers. ● Continued to demonstrate the performance of Instacart’s advertising solutions: ○ Introduced a new measurement tool for brands — a metric that analyzes a brand’s “category share of digital shelf,” which provides a holistic view of how brands are performing in their categories. ○ Published new research in partnership with Circana that showed several CPG brands achieving a double-digit in-store sales lift among consumers exposed to sponsored product ads on Instacart, highlighting the effectiveness of on-platform ads in driving in-store purchases. ○ New pilot results from our off-platform partnership with NBCUniversal’s Peacock found that participating CPG brands saw 8-17X return on ad spend with an average of 37% new-to-brand buyers on Instacart. Given these strong results, NBCUniversal plans to expand this pilot to linear TV. ○ Released new measurement case studies with Duke’s Mayonnaise x Tyson Foods, Land O’Frost, and Torani, highlighting the effectiveness of Instacart’s advertising solutions. ● Introduced and scaled products, formats, and solutions: ○ Sponsored Recipes are now available to all brand partners after a successful pilot that drove over 35% new-to-brand sales and 70% out-of-aisle impressions. In particular, Doritos Halloween Jack-O-Lantern recipe saw above-benchmark click-through rates, and 85% reach on keyword searches outside of their usual aisle, like “ground beef” and “bell peppers.” ○ Delivered over 1 million products through Free Gift Campaigns, where brands are able to offer consumers full-sized products to try for free to drive adoption and encourage trial. ○ Introduced AI-powered landing pages, which leverage our first-party data to help brands easily select which products to feature, create shoppable carousels, and draft custom copy. Beverage brand Celsius saw a 20% increase in campaign-attributed sales by using this new tool. ○ Launched optimized bidding in Canada, allowing our brand partners and advertisers to take advantage of the efficiencies and results of automating sponsored product ad campaigns. ● Debuted Instacart’s first Super Bowl ad to help drive brand awareness of and affinity for Instacart, featuring ad “celebrities,” including Chester Cheetah® (Cheetos®), Energizer Bunny, Green Giant, HEINZ Wiener Dogs, Kool-Aid Man, Mr. Clean, Old Spice Guy, Pillsbury Doughboy™, and Puppy Monkey Baby (Mountain Dew). ● Continued to help new brands raise awareness and drive business results through the promotion of our "Emerging Brands to Watch" list, featuring 75 of the fastest-growing emerging brands on Instacart in 2024. 6

Shoppers

We're constantly improving the shopping experience on Instacart so that the approximately 600,000 Instacart shoppers on our platform can continue delivering superior customer service.

- Held **Shopper Appreciation Week** on ShopTalk, an online community for shoppers, to recognize their commitment to providing quality service for customers. The celebrations included daily spotlights and giveaways in collaboration with CarAdvise, a car repair and maintenance services platform, and Merit America, a workforce development program.
- Delivered our annual **shopper end-of-year email**, which includes shoppers' personalized stats for 2024, like the number of orders completed, items picked, households served, and hours they helped customers save.
- Improved **shopper receipts**, making it easier for shoppers to manage receipts and help reconcile order errors or issues.

Product Pantry

INSTACART+

The Instacart+ membership offers incredible value for consumers, giving them the best of grocery and restaurants, with the lowest basket minimum — just $10 — in the industry. Members can share their benefits with family members and get free access to NBCUniversal's Peacock streaming service and New York Times Cooking.


$0 delivery fees* on orders of only
$10
was $35
Exciting update to your delivery benefit—enjoy $0 delivery fees* on orders of $10+. Perfect for last-minute ingredients or a little treat, whenever you need it.
$0 grocery delivery fees*
On orders of $10+. Costco $35+.
$0 restaurant delivery fees*
On eligible orders of $35+.
Share your membership
Add family members to your account to share carts & benefits.
Peacock
Entertainment for the whole family at no extra cost ($79.99 value).
New York Times Cooking
Annual Instacart+ members get a 1-year subscription at no extra cost ($50 value).

**Service fees apply. Costco & eligible restaurants $35+.*

Q4 2024
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SUPER BOWL SPOTLIGHT

Our first ever Super Bowl ad brought together icons from America's favorite grocery brands and highlighted the unparalleled care Instacart puts into every order. In addition to driving brand awareness and affinity for Instacart, we showcased how powerful our platform can be for brand partners.



instacart
We're here

SPONSORED RECIPES

Instacart's Sponsored Recipes support brands and consumers alike. This visual ad format inspires consumers while they're shopping and gives brands a way to drive product discovery across aisles.



instacart ads
9:41
cookies
Related recipe
Sponsored
Chips Ahoy! Ice Cream Pops
39 min · Serves 8 · 2 ingredients
Chocolate Chip Cookies
Vanilla Ice Cream
Shop recipe
9:41
ranch
Related recipe
Sponsored
Turkey Spinach Lasagna
1 hr 25 min · Serves 8 · 11 ingredients
Ground Turkey
Ricotta Cheese
Mozzarella Cheese
Shop recipe
9:41
almond milk
Related recipe
Sponsored
Caramel Apple Pie Cold Brew
5 min · Serves 6 · 8 ingredients
Cold Brew Concentrate
Caramel Creamer
Apples
Shop recipe

Q4 2024

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Full Year 2024 Financial Update Full Year 2024 Financial Highlights ● GTV of $33,461 million, up 10% year-over-year. ● Orders of 294.0 million, up 9% year-over-year. ● Total revenue of $3,378 million, up 11% year-over-year, representing 10.1% of GTV. ● Transaction revenue of $2,420 million, up 11% year-over-year, representing 7.2% of GTV. ● Advertising & other revenue of $958 million, up 10% year-over-year, representing 2.9% of GTV. ● GAAP gross profit of $2,542 million, up 12% year-over-year, representing 7.6% of GTV and 75% of total revenue. ● GAAP net income of $457 million, representing 1.4% of GTV and 14% of total revenue, was up $2,079 million year-over-year, reflecting a $2,456 million decrease in stock-based compensation expense (SBC), which was significantly elevated in connection with our IPO in the prior year. ● Adjusted EBITDA of $885 million, up 38% year-over-year, representing 2.6% of GTV and 26% of total revenue. 9

Q4’24 Financial Update Q4'24 Financial Highlights ● GTV of $8,645 million, up 10% year-over-year. ● Orders of 77.5 million, up 11% year-over-year. ● Total revenue of $883 million, up 10% year-over-year, representing 10.2% of GTV. ● Transaction revenue of $616 million, up 10% year-over-year, representing 7.1% of GTV. ● Advertising & other revenue of $267 million, up 10% year-over-year, representing 3.1% of GTV. ● GAAP gross profit of $664 million, up 9% year-over-year, representing 7.7% of GTV and 75% of total revenue. ● GAAP net income of $148 million, up $13 million year-over-year, representing 1.7% of GTV and 17% of total revenue. ● Adjusted EBITDA of $252 million, up 27% year-over-year, representing 2.9% of GTV and 29% of total revenue. GTV was $8,645 million, up 10% year-over-year, reflecting another strong holiday season where orders increased 11% year-over-year to 77.5 million, partially offset by average order value (AOV), which decreased 1% year-over-year to $112. Total revenue was $883 million, up 10% year-over-year, primarily driven by GTV growth. 10

Transaction revenue was $616 million, up 10% year-over-year, representing 7.1% of GTV. Transaction revenue as a percent of GTV was flat on a year-over-year basis as we reinvested fulfillment efficiencies into affordability initiatives designed to increase customer engagement. As a reminder, because we manage multiple levers across our P&L, we expect transaction revenue as a percent of GTV may fluctuate from quarter to quarter. Advertising & other revenue was $267 million, up 10% year-over-year, reflecting our ongoing ability to deliver value for our brand partners across our ads platform. Advertising & other investment rate was consistent with the prior year quarter at 3.1%. GAAP gross profit was $664 million, up 9% year-over-year, primarily driven by increases in total revenue as described above, flat year-over-year as a percent of GTV at 7.7%, and largely flat as a percent of total revenue at 75%. 11

GAAP total operating expenses were $509 million, representing 5.9% of GTV compared to 7.1% in Q4'23. The year-over-year decrease in GAAP total operating expenses as a percent of GTV was primarily due to lower SBC year-over-year as SBC in Q4’23 was elevated following our IPO in September 2023. In Q4’24, SBC within total operating expenses represented 1.0% of GTV compared to 1.8% in Q4’23. Adjusted total operating expenses, which exclude the impact of SBC and certain other expenses, were $426 million, representing 4.9% of GTV compared to 5.3% of GTV in Q4'23. This year-over-year improvement was primarily driven by decreases in adjusted G&A related to a business tax refund and adjusted R&D related to employee cash/equity elections, partially offset by higher adjusted S&M from increased paid marketing, including around the holidays. GAAP net income of $148 million, was up $13 million year-over-year, representing 1.7% of GTV and 17% of total revenue. The year-over-year increase was primarily driven by growth in gross profit as described above and elevated SBC in Q4’23 following our IPO in September 2023, partially offset by a sizable income tax benefit related to our IPO in Q4’23. Adjusted EBITDA was $252 million, up 27% year-over-year, representing 2.9% of GTV and 29% of total revenue. The year-over-year increase was driven by a combination of strong GTV growth and operating leverage. We also generated operating cash flow of $153 million, a decrease of $80 million year-over-year, due to fluctuations in working capital. 12

Q1’25 Financial Outlook Q1’25 Outlook GTV $9,000 - $9,150 million Adjusted EBITDA $220 - $230 million This GTV outlook represents year-over-year growth between 8% to 10% reflecting our strong start to the year. We also expect AOV will continue to decline year-over-year, primarily driven by restaurant orders and our new $0 delivery fee on $10 minimum basket feature, resulting in orders growth outpacing GTV growth in Q1’25. Our Adjusted EBITDA outlook is up year-over-year on an absolute and percent of GTV basis, and declines sequentially primarily due to seasonality in advertising & other revenue. It also continues to reflect our strong operating fundamentals and aggressive approach to reinvesting in growth initiatives. We remain committed to delivering steady annual Adjusted EBITDA expansion and are taking a disciplined approach to stock-based compensation. Based on a stock price in-line with recent trading levels, we are targeting 2025 stock-based compensation to be less than $425 million. We have not provided the forward-looking GAAP equivalent to our adjusted EBITDA or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation and related payroll tax expenses, certain legal and regulatory accruals and settlements, and reserves for sales and other indirect taxes. Accordingly, a reconciliation of this non-GAAP guidance metric to its corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that these reconciling items could have a significant effect on future GAAP results. Live Conference Call Instacart management will host a conference call to discuss the company's results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Tuesday, February 25. To access a live webcast of the conference call, please visit our Investor Relations website at https://investors.instacart.com. After the call concludes, a replay will be made available on our Investor Relations website. 13

Forward-Looking Statements This letter and the accompanying oral presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including without limitation statements regarding our financial outlook, including GTV, adjusted EBITDA, AOV, and stock-based compensation, trends in our business and industry, our plans and expectations regarding products, features, and partnerships, including expansion of our capabilities, services, and solutions, the expected benefits to our business from strategic partnerships, the expected benefits of AI, our ability to generate shareholder value, our strategic priorities, investments, and initiatives, our ability to drive sales and growth for our partners, and our share repurchase program. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. The forward-looking statements contained in this letter and the accompanying oral presentation are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to anticipated trends, growth rates, and challenges in our business, industry, and the markets in which we operate; our ability to attract and increase engagement of customers and shoppers; our ability to effectively manage the increasing scale, scope, and complexity of our business; our ability to operate our business and effectively manage our growth and margins under evolving and uncertain macroeconomic conditions; our ability to achieve or maintain profitability and profitable growth; our ability to maintain and expand our relationships with retailers and advertisers; competition in our markets; our ability to expand our existing and develop new products, offerings, features, and use cases, bring them to market in a timely manner, and whether retailers, customers, brands, shoppers, or other partners launch or utilize such products, offerings, features, and use cases in the manner and timing that we expect; our ability to continue to grow across our current markets and expand into new markets; our estimated market opportunity; legal and governmental proceedings; new or changes to laws and regulations and other regulatory matters and developments, particularly with respect to the classification of shoppers on our platform; the occurrence of any security incidents or disruptions of service on our platform or technology offerings; our reliance on key personnel and our ability to attract, integrate, and retain management and skilled personnel; our ability identify, complete, and achieve anticipated benefits from acquisitions, strategic investments, collaborations, commercial arrangements, alliances, or partnerships; our ability to successfully integrate other businesses or our partners’ technologies that we acquire; the impact of weather patterns; and our reliance on third-party devices, operating systems, applications, and services that we do not control; as well as other risks described from time to time in our filings with the Securities and Exchange Commission (SEC), including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 13, 2024. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter and the accompanying oral presentation primarily on information available to us as of the date of this letter and the accompanying oral presentation and our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we 14 have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we undertake no obligation, and do not intend, to update these forward-looking statements. Key Business Metrics We use the following key business metrics to help us evaluate our business, identify trends affecting our performance, formulate business plans, and make strategic decisions. ● Gross Transaction Value (GTV): We define GTV as the value of the products sold through Instacart, including applicable taxes, deposits and other local fees, customer tips, which go directly to shoppers, customer fees, which include flat subscription fees related to Instacart+ that are charged monthly or annually, and other fees. GTV consists of orders including those completed through Instacart Marketplace or services that are part of the Instacart Enterprise Platform. We believe that GTV indicates the health of our business, including our ability to drive revenue and profits, and the value we provide to our constituents. ● Orders: We define an order as a completed customer transaction to purchase goods for delivery or pickup primarily from a single retailer through Instacart during the period indicated, including those completed through Instacart Marketplace or services that are part of the Instacart Enterprise Platform. We believe that orders are an indicator of the scale and growth of our business as well as the value we bring to our constituents. Non-GAAP Financial Measures We use the following non-GAAP financial measures in conjunction with GAAP measures to assess performance, to inform the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to discuss our business and financial performance with our board of directors. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry. Adjusted EBITDA, Adjusted EBITDA as a Percent of GTV, and Adjusted EBITDA Margin. We define adjusted EBITDA as net income (loss), adjusted to exclude (i) provision for (benefit from) income taxes, (ii) interest income, (iii) other expense, net, (iv) depreciation and amortization expense, (v) stock-based compensation expense, (vi) payroll taxes related to stock-based compensation expense, (vii) certain legal and regulatory accruals and settlements, net, (viii) reserves for sales and other indirect taxes, (ix) acquisition-related expenses, (x) restructuring charges, and (xi) 15 non-capitalizable expenses related to the public listing of our common stock and issuance costs related to the issuance of our Series A Preferred Stock. We define adjusted EBITDA margin as adjusted EBITDA as a percent of total revenue. We use adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin because they are important measures upon which our management assesses our operating performance and the operating leverage in our business. Because adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance, including as an indication of our total revenue growth and operating efficiencies when compared to GTV and total revenue over time, we use them to evaluate the effectiveness of our strategic initiatives and for business planning purposes. We also believe that adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin, when taken collectively, may be useful to investors because they provide consistency and comparability with past financial performance, so that investors can evaluate our operating efficiencies by excluding certain items that may not be indicative of our business, results of operations, or outlook. In addition, we believe adjusted EBITDA is widely used by investors, securities analysts, rating agencies, and other parties in evaluating companies in our industry as a measure of operational performance. Adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin should not be considered as alternatives to net income (loss), net income (loss) as a percent of GTV, net income (loss) as a percent of total revenue, or any other measure of financial performance calculated and presented in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin rather than net income (loss), net income (loss) as a percent of GTV, and net income (loss) as a percent of total revenue, which are the most directly comparable GAAP measures. Some of these limitations are that each of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin: ● excludes stock-based compensation expense; ● excludes payroll taxes related to stock-based compensation expense; ● excludes depreciation and amortization expense, and although these are non-cash expenses the assets being depreciated may have to be replaced in the future, increasing our cash requirements; ● excludes restructuring charges; ● does not reflect the positive or adverse adjustments related to the reserve for sales and other indirect taxes or certain legal regulatory accruals and settlements; ● does not reflect interest income which increases cash available to us; ● does not reflect other income that may increase cash available to us; ● does not reflect other income or expense that includes unrealized and realized gains and losses on foreign currency exchange; and ● does not reflect provision for or benefit from income taxes that reduces or increases cash available to us. Adjusted Cost of Revenue and Adjusted Cost of Revenue as a Percent of GTV. We define adjusted cost of revenue as cost of revenue excluding depreciation and amortization expense and stock-based compensation expense. Adjusted Operations and Support Expense and Adjusted Operations and Support Expense as a Percent of GTV. We define adjusted operations and support expense as operations and support expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. 16

Adjusted Research and Development Expense and Adjusted Research and Development Expense as a Percent of GTV. We define adjusted research and development expense as research and development expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted Sales and Marketing Expense and Adjusted Sales and Marketing Expense as a Percent of GTV. We define adjusted sales and marketing expense as sales and marketing expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and restructuring charges. Adjusted General and Administrative Expense and Adjusted General and Administrative Expense as a Percent of GTV. We define adjusted general and administrative expense as general and administrative expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, and restructuring charges. Adjusted Total Operating Expenses and Adjusted Total Operating Expenses as a Percent of GTV. We define adjusted total operating expenses as the sum of adjusted operations and support expense, adjusted research and development expense, adjusted sales and marketing expense, and adjusted general and administrative expense. We exclude depreciation and amortization expense and stock-based compensation expense from our non-GAAP financial measures as these are non-cash in nature. We exclude payroll taxes related to the vesting and settlement of certain equity awards, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, restructuring charges, non-capitalizable expenses related to the public listing of our common stock, and issuance costs related to the issuance of our Series A Preferred Stock as these are not indicative of our operating performance. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies, which reduce their usefulness as comparative measures. In addition, other companies may not publish these or similar measures. Further, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. We encourage investors to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the tables included at the end of this letter for the reconciliation of GAAP to non-GAAP results. 17

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions) As of December 31, 2023 2024 ASSETS Current assets: Cash and cash equivalents $ 2,137 $ 1,278 Short-term marketable securities 49 91 Accounts receivable, net 853 1,014 Restricted cash and cash equivalents, current 137 152 Prepaid expenses and other current assets 129 162 Total current assets 3,305 2,697 Restricted cash and cash equivalents, noncurrent 19 19 Property and equipment, net 135 200 Operating lease right-of-use assets 31 21 Intangible assets, net 77 52 Goodwill 318 317 Deferred tax assets, net 830 771 Other assets 12 38 Total assets $ 4,727 $ 4,115 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $ 72 $ 80 Accrued and other current liabilities 451 505 Operating lease liabilities, current 13 13 Deferred revenue 197 200 Total current liabilities 733 798 Operating lease liabilities, noncurrent 27 13 Other long-term liabilities 40 25 Total liabilities 800 836 Series A redeemable convertible preferred stock 177 186 Stockholders’ equity: Preferred stock — — Common stock — — Additional paid-in capital 6,382 6,687 Accumulated other comprehensive income (loss) 3 (9) Accumulated deficit (2,635) (3,585) Total stockholders’ equity 3,750 3,093 Total liabilities, redeemable convertible preferred stock, and stockholders’ equity $ 4,727 $ 4,115 18

MAPLEBEAR INC. DBA INSTACART

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in millions, except share amounts, which are reflected in thousands, and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,		
	2023	2024	2022	2023	2024
Revenue	$ 803	$ 883	$ 2,551	$ 3,042	$ 3,378
Cost of revenue	195	219	720	764	836
Gross profit	608	664	1,831	2,278	2,542
Operating expenses:					
Operations and support	71	72	252	344	278
Research and development	205	155	518	2,312	604
Sales and marketing	179	208	660	961	808
General and administrative	107	74	339	803	363
Total operating expenses	562	509	1,769	4,420	2,053
Income (loss) from operations	46	155	62	(2,142)	489
Other income (expense), net	2	(1)	(8)	—	(3)
Interest income	24	12	17	81	66
Income (loss) before provision for (benefit from) income taxes	72	166	71	(2,061)	552
Provision for (benefit from) income taxes	(63)	18	(357)	(439)	95
Net income (loss)	$ 135	$ 148	$ 428	$ (1,622)	$ 457
Undistributed earnings attributable to preferred stockholders	—	—	(351)	—	—
Accretion related to Series A redeemable convertible preferred stock	(2)	(2)	—	(2)	(9)
Net income (loss) attributable to common stockholders, basic	$ 133	$ 146	$ 77	$ (1,624)	$ 448
Undistributed earnings reallocated to common stockholders	—	—	20	—	—
Accretion related to Series A redeemable convertible preferred stock	2	2	—	—	9
Net income (loss) attributable to common stockholders, diluted	$ 135	$ 148	$ 97	$ (1,624)	$ 457
Net income (loss) per share attributable to common stockholders:					
Basic	$ 0.47	$ 0.56	$ 1.08	$ (12.43)	$ 1.69
Diluted	$ 0.44	$ 0.53	$ 0.96	$ (12.43)	$ 1.58
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:					
Basic	282,090	258,909	71,853	130,616	264,640
Diluted	306,901	282,033	101,480	130,616	289,158

Q4 2024

19

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions) Three Months Ended December 31, Year Ended December 31, 2023 2024 2023 2024 OPERATING ACTIVITIES Net income (loss) $ 135 $ 148 $ (1,622) $ 457 Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization expense 10 17 43 56 Stock-based compensation expense 142 86 2,756 300 Provision for bad debts 5 3 23 19 Amortization of operating lease right-of-use assets 3 2 14 11 Deferred income taxes (65) 4 (459) 59 Other (1) 2 (4) 4 Changes in operating assets and liabilities, net of effects of business acquisitions: Accounts receivable (16) (73) (33) (185) Prepaid expenses and other assets (36) (51) (22) (58) Accounts payable 15 11 (16) 8 Accrued and other current liabilities 46 24 (62) 42 Deferred revenue (4) (9) 18 4 Operating lease liabilities (4) (4) (15) (16) Other long-term liabilities 3 (7) (35) (14) Net cash provided by operating activities 233 153 586 687 INVESTING ACTIVITIES Purchases of marketable securities (20) (85) (110) (110) Maturities of marketable securities 27 16 301 70 Purchases of property and equipment, including capitalized internal-use software (16) (12) (54) (64) Other investing activities (2) — (2) (3) Net cash provided by (used in) investing activities (11) (81) 135 (107) FINANCING ACTIVITIES Proceeds from the issuance of common stock upon initial public offering, net of underwriting discounts — — 401 — Proceeds from the issuance of Series A redeemable convertible preferred stock — — 175 — Taxes paid related to net share settlement of equity awards — (9) (570) (101) Proceeds from exercise of stock options 3 4 6 80 Changes in advances from payment card issuer — (47) — 10 Deferred offering costs paid (3) — (6) — Repurchases of common stock (36) (5) (36) (1,402) Net cash used in financing activities (36) (57) (30) (1,413) Effect of foreign exchange on cash, cash equivalents, and restricted cash and cash equivalents 3 (7) 3 (11) Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents 189 8 694 (844) Cash, cash equivalents, and restricted cash and cash equivalents - beginning of period 2,104 1,441 1,599 2,293 Cash, cash equivalents, and restricted cash and cash equivalents - end of period $ 2,293 $ 1,449 $ 2,293 $ 1,449 20

MAPLEBEAR INC. DBA INSTACART

KEY BUSINESS METRICS AND RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,		
	2023	2024	2022	2023	2024
Gross transaction value ("GTV")	$ 7,891	$ 8,645	$ 28,826	$ 30,322	$ 33,461
Orders	70.1	77.5	262.6	269.2	294.0
Net income (loss)	$ 135	$ 148	$ 428	$ (1,622)	$ 457
Provision for (benefit from) income taxes	(63)	18	(357)	(439)	95
Interest income	(24)	(12)	(17)	(81)	(66)
Other (income) expense, net	(2)	1	8	—	3
Depreciation and amortization expense	10	17	34	43	56
Stock-based compensation expense [(1)]	142	86	33	2,756	300
Payroll taxes related to stock-based compensation [(2)]	—	2	—	24	24
Certain legal and regulatory accruals and settlements, net [(3)]	2	1	50	(4)	10
Reserves for sales and other indirect taxes [(4)]	(1)	(10)	(1)	(35)	(14)
Acquisition-related expenses	—	1	4	(4)	2
Restructuring charges [(5)]	—	—	—	—	18
Other [(6)]	—	—	5	3	—
Adjusted EBITDA	$ 199	$ 252	$ 187	$ 641	$ 885
Net income (loss) as a percent of GTV	1.7 %	1.7 %	1.5 %	(5.3) %	1.4 %
Adjusted EBITDA as a percent of GTV	2.5 %	2.9 %	0.6 %	2.1 %	2.6 %
Total revenue	$ 803	$ 883	$ 2,551	$ 3,042	$ 3,378
Net income (loss) as a percent of total revenue	17 %	17 %	17 %	(53) %	14 %
Adjusted EBITDA margin	25 %	29 %	7 %	21 %	26 %

(1) Fiscal year 2024 includes an aggregate $95 million benefit related to the reversal of previously recognized stock-based compensation expense for unvested equity awards for executive departures in the first quarter of 2024 and for terminated employees in connection with our previously announced restructuring plan.

(2) Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

(3) Represents certain legal, regulatory, and policy expenses related to worker classification matters.

(4) Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

(5) Represents severance payments and other related benefits for terminated employees in connection with our previously announced restructuring plan.

(6) Represents non-capitalizable expenses related to the public listing of our common stock and issuance costs related to the issuance of our Series A Preferred Stock.

Q4 2024

21

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended				
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024
Cost of revenue	$ 195	$ 206	$ 200	$ 211	$ 219
Depreciation and amortization expense	(6)	(7)	(8)	(10)	(12)
Stock-based compensation expense	(1)	(2)	(2)	(2)	(2)
Adjusted cost of revenue	$ 188	$ 197	$ 190	$ 199	$ 205
Cost of revenue as a percent of GTV	2.5 %	2.5 %	2.4 %	2.5 %	2.5 %
Adjusted cost of revenue as a percent of GTV	2.4 %	2.4 %	2.3 %	2.4 %	2.4 %
Operations and support expense	$ 71	$ 73	$ 69	$ 64	$ 72
Depreciation and amortization expense	—	(1)	—	—	(1)
Stock-based compensation expense (1)	(5)	—	(5)	(4)	(4)
Payroll taxes related to stock-based compensation (2)	—	(1)	(1)	—	—
Restructuring charges (3)	—	(2)	—	—	—
Adjusted operations and support expense	$ 66	$ 69	$ 63	$ 60	$ 67
Operations and support expense as a percent of GTV	0.9 %	0.9 %	0.8 %	0.8 %	0.8 %
Adjusted operations and support expense as a percent of GTV	0.8 %	0.8 %	0.8 %	0.7 %	0.8 %
Research and development expense	$ 205	$ 115	$ 185	$ 149	$ 155
Depreciation and amortization expense	(1)	(1)	(1)	(2)	(1)
Stock-based compensation expense (1)	(85)	21	(75)	(45)	(45)
Payroll taxes related to stock-based compensation (2)	—	(8)	(3)	(2)	(2)
Restructuring charges (3)	—	(9)	—	—	—
Adjusted research and development expense	$ 119	$ 118	$ 106	$ 100	$ 107
Research and development expense as a percent of GTV	2.6 %	1.4 %	2.3 %	1.8 %	1.8 %
Adjusted research and development expense as a percent of GTV	1.5 %	1.4 %	1.3 %	1.2 %	1.2 %
Sales and marketing expense	$ 179	$ 184	$ 203	$ 213	$ 208
Depreciation and amortization expense	(2)	(2)	(2)	(2)	(2)
Stock-based compensation expense (1)	(22)	(9)	(23)	(14)	(16)
Payroll taxes related to stock-based compensation (2)	—	(2)	(1)	(1)	—
Restructuring charges (3)	—	(3)	—	—	—
Adjusted sales and marketing expense	$ 155	$ 168	$ 177	$ 196	$ 190
Sales and marketing expense as a percent of GTV	2.3 %	2.2 %	2.5 %	2.6 %	2.4 %
Adjusted sales and marketing expense as a percent of GTV	2.0 %	2.0 %	2.2 %	2.4 %	2.2 %

Q4 2024

22

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS (CONTINUED)

(unaudited, in millions)

	Three Months Ended				
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024
General and administrative expense	$ 107	$ 98	$ 114	$ 77	$ 74
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense [1]	(29)	(19)	(31)	(4)	(19)
Payroll taxes related to stock-based compensation [2]	—	(2)	(1)	—	—
Certain legal and regulatory accruals and settlements, net [4]	(2)	(3)	(4)	(2)	(1)
Reserves for sales and other indirect taxes [5]	1	1	2	1	10
Acquisition-related expenses	—	—	—	(1)	(1)
Restructuring charges [3]	—	(4)	—	—	—
Adjusted general and administrative expense	$ 76	$ 70	$ 79	$ 70	$ 62
General and administrative expense as a percent of GTV	1.4 %	1.2 %	1.4 %	0.9 %	0.9 %
Adjusted general and administrative expense as a percent of GTV	1.0 %	0.8 %	1.0 %	0.8 %	0.7 %
Total operating expenses	$ 562	$ 470	$ 571	$ 503	$ 509
Depreciation and amortization expense	(4)	(5)	(4)	(5)	(5)
Stock-based compensation expense [1]	(141)	(7)	(134)	(67)	(84)
Payroll taxes related to stock-based compensation [2]	—	(13)	(6)	(3)	(2)
Certain legal and regulatory accruals and settlements, net [4]	(2)	(3)	(4)	(2)	(1)
Reserves for sales and other indirect taxes [5]	1	1	2	1	10
Acquisition-related expenses	—	—	—	(1)	(1)
Restructuring charges [3]	—	(18)	—	—	—
Adjusted total operating expenses	$ 416	$ 425	$ 425	$ 426	$ 426
Total operating expenses as a percent of GTV [6]	7.1 %	5.6 %	7.0 %	6.1 %	5.9 %
Adjusted total operating expenses as a percent of GTV [6]	5.3 %	5.1 %	5.2 %	5.1 %	4.9 %

[1] The first quarter of 2024 includes a benefit related to the reversal of previously recognized stock-based compensation expense of $4 million, $79 million, $8 million, $4 million, and $95 million for O&S, R&D, S&M, G&A, and total operating expenses, respectively, for unvested equity awards for executive departures in the first quarter of 2024 and for terminated employees in connection with our previously announced restructuring plan initiated in the first quarter of 2024, as applicable.

[2] Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

[3] Represents severance payments and other related benefits for terminated employees in connection with our previously announced restructuring plan.

[4] Represents certain legal, regulatory, and policy expenses related to worker classification matters.

[5] Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our underlying operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

[6] Totals of percent of GTV may not foot due to rounding.

Q4 2024

23